Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-160487

Important news for current investors

During the weekend of August 11, 2012, GE Interest Plus will move to a new servicing agent.

We are making this move to enhance the services we offer to you.

Open to find out more.

Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-160487

Here’s what you need to know about changes coming August 11, 2012:

FEATURE	WHAT YOU NEED TO KNOW

Checkbook

If you are enrolled in check-writing, a new checkbook will be mailed to you after the conversion weekend. We will continue to process your old checks for a period of 60 days after the move so you don’t have to worry if checks written prior to the move have not been cashed. When you receive your new checkbook, you should destroy your old checks and begin using your new checkbook.

Mailing Addresses	Our mailing addresses for checks, correspondence and overnight mail will change. Mail will be forwarded for a period of 60 days after the move. Watch your mailbox in August for details.

Your GE Interest Plus Investment Account Number	Your investment account number will be expanded from 10 to 14 digits. Four leading numbers will be added in front of your current number. Watch your mailbox in August for details.

Bank Routing Number(s)

Our bank routing numbers will change. Also note that we will have a different bank routing number for wires and Automated Clearing House (ACH) transfers. We will notify you of the new routing numbers in the mailing we will send you in August.

Customer Service Hours	Customer service representatives will be available 30 minutes earlier. After our move is completed, you will be able to reach them on business days, from 8 a.m. to 7 p.m. Eastern Time.

Automated Telephone Line	Continue to call us at the same toll-free number: 1-800-433-4480. After the move, you’ll need to establish a new personal identification number (PIN) the first time you access the system.

eService Website

We’ll launch an enhanced experience, which will be renamed GE Capital Invest Direct. If you are currently registered for eService, you do not have to reregister -- your username and password will remain the same. You will be able to continue managing your GE Interest Plus investment through this site.

Quick Transactions (Electronic Transfers) and Auto Invest (Recurring investments)

If you are enrolled, your banking information will be transferred automatically so you will not need to do anything. With the move, we’ll be improving these services: you will be able to link more than one bank account to your investment and set up monthly recurring investments and redemptions through the new eService website.

Wire Redemption Service

If you are enrolled, your wire redemption bank account information will be transferred automatically so you do not need to do anything. Currently you must call us by 12 p.m. ET to execute a same day wire. Once we move, you’ll be able to call us by 1 p.m. ET to do so.

Please make sure your contact information is accurate
Please make sure your mailing address and your email address are current so you’ll be sure to receive updates on our move over the coming months.

OVER PLEASE

Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-160487

As we prepare for the move, we will eliminate business reply envelopes in our mailed statements. We will also review our records and reach out to some investors individually if the personal information we maintain on you is incomplete.

Please make sure to review communications we send to you carefully. As always, the most up to date information will be posted on our current website, www.geinterestplus.com.

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-160487] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offer. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll-free 1-800-433-4480.

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